Exhibit 5

1201 MAIN STREET, 22ND FLOOR (29201-3226) POST OFFICE BOX 11889 (29211-1889) COLUMBIA, SOUTH CAROLINA TELEPHONE 803.779.3080 FACSIMILE 803.765.1243 WEBSITE www.hsblawfirm.com
July 31, 2009
Sonoco Products Company
North Second Street
Hartsville, South Carolina 29551
Ladies and Gentlemen:
     We are acting as counsel to Sonoco Products Company, a South Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement) filed by the Company with the Securities and Exchange Commission on or about July 31, 2009 under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of an unspecified amount of the Company’s debt securities, common stock and preferred stock.
     In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company including the Board of Directors of the Company, and (iii) the Registration Statement and the exhibits thereto.
     Upon the basis of such examination and review, it is our opinion that:
     (i) Original issuance shares of the Company’s common stock, when issued upon the terms and conditions set forth in the Registration Statement, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.
     (ii) Original issuance shares of the Company’s preferred stock, when issued upon the terms and conditions set forth in the Registration Statement and any amendment to the Company’s articles of incorporation establishing the terms and conditions of any series thereof, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.
     (iii) When the terms of any debt securities and of their issuance have been established in conformity with the Indenture , dated as of June 15, 1991, between the Company and the Trustee named therein, as supplemented from time to time (the “Indenture”), so as not to violate any applicable

Sonoco Products Company
July 31, 2009

law or agreement or instrument then binding on the Company, and such debt securities have been duly executed and authenticated in accordance with the Indenture and issued and sold upon the terms and conditions set forth in the Registration Statement, and upon receipt of the consideration therefore, such debt securities will be legally issued and will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
     We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
     This opinion is limited to the specific issues addressed herein and we assume no obligation to revise or supplement this opinion after the date hereof.

Very truly yours,
/s/ Haynsworth Sinkler Boyd, P.A.
Haynsworth Sinkler Boyd, P.A.